Exhibit 99.1

For immediate release

July 27, 2017

AtriCure Reports Second Quarter 2017 Financial Results

•	Worldwide revenue of $45.2 million – an increase of 14.0% year over year
•	U.S. revenue of $35.5 million – an increase of 15.1% year over year
•	International revenue of $9.7 million – an increase of 10.2% year over year

MASON, Ohio, July 27, 2017 – AtriCure, Inc.  (Nasdaq: ATRC), a leading innovator in treatments for atrial fibrillation (Afib) and left atrial appendage (LAA) management, today announced second quarter 2017 financial results.

“We are executing on our strategy to deliver solid, balanced, results across our business while progressing forward our clinical trials and strategic initiatives,” said Mike Carrel, President and Chief Executive Officer of AtriCure. “We are also continuing to strengthen our leadership team and look forward to sustained momentum across our business throughout 2017.”

Second Quarter 2017 Financial Results

Revenue for the second quarter of 2017 was $45.2 million, an increase of $5.6 million or 14.0% (14.3% on a constant currency basis), compared to second quarter 2016 revenue. U.S. revenue increased 15.1% to $35.5 million, driven by strong sales of ablation-related open-heart products, ablation-related minimally invasive products and AtriClip® products. International revenue was $9.7 million, an increase of $0.9 million or 10.2% (11.6% on a constant currency basis), compared to second quarter 2016 revenue.

Gross profit for the second quarter of 2017 was $32.6 million compared to $28.8 million for the second quarter of 2016. Gross margin for the second quarter of 2017 decreased to 72.0%  compared to 72.6% in the second quarter of 2016.

Operating expenses for the second quarter of 2017 increased 6.4%, or $2.4 million, compared to the second quarter of 2016. The increase in operating expenses was driven primarily by an increase in selling and training related expenses.

Loss from operations for the second quarter of 2017 was $6.4 million, compared to $7.7 million for the second quarter of 2016.  Net loss per share was $0.21 for the second quarter of 2017 and $0.26 for the second quarter of 2016.

Adjusted EBITDA, a non-GAAP measure, was a loss of $0.4 million for the second quarter of 2017, compared to a $2.4 million loss for the second quarter of 2016 (see reconciliation of GAAP results to non-GAAP results in the table accompanying this release).

Full Year 2017 Financial Guidance

The Company is raising the low end of the revenue range on its previously given, full year 2017 financial outlook. Constant currency revenue growth is expected to be approximately 14% to 15% over full year 2016, a range of $177 million to $178 million at current exchange rates.

Adjusted EBITDA, a non-GAAP measure, is projected to be a loss in the range of $4 million to $6 million. Net loss per share is projected to be in the range of $0.94 to $1.04.  The Company continues to expect positive adjusted EBITDA for full year 2018.

Conference Call

AtriCure will host a conference call at 4:30 p.m. Eastern Time on Thursday, July 27, 2017 to discuss its second quarter 2017 financial results. The call may be accessed through an operator by calling (844) 884-9951 for domestic callers and (661) 378-9661 for international callers using conference ID number 46656278. A live audio webcast of the presentation may be accessed by visiting the Investors page of AtriCure’s corporate website at ir.atricure.com. A replay of the presentation will be available for 90 days following the presentation.

About AtriCure

AtriCure, Inc. provides innovative technologies for the treatment of Afib and related conditions. Afib affects more than 33 million people worldwide. Electrophysiologists and cardiothoracic surgeons around the globe use AtriCure technologies for the treatment of Afib and reduction of Afib related complications. AtriCure’s Isolator® Synergy™ Ablation System is the first and only medical device to receive FDA approval for the treatment of persistent Afib. AtriCure’s AtriClip Left Atrial Appendage Exclusion System products are the most widely sold LAA management devices worldwide. For more information, visit AtriCure.com or follow us on Twitter @AtriCure.

Forward-Looking Statements

This press release contains “forward-looking statements”– that is, statements related to future events that by their nature address matters that are uncertain. For details on the uncertainties that may cause our actual results to be materially different than those expressed in our forward-looking statements, visit http://www.atricure.com/fls as well as our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q which contain risk factors. We do not undertake to update our forward-looking statements. This document also includes forward-looking projected financial information that is based on current estimates and forecasts. Actual results could differ materially.

Use of Non-GAAP Financial Measures

To supplement AtriCure’s condensed consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP, AtriCure uses certain non-GAAP financial measures in this release as supplemental financial metrics.

Revenue reported on a constant currency basis is a non-GAAP measure and is calculated by applying previous period foreign currency exchange rates to each of the comparable periods. Management analyzes revenue on a constant currency basis to better measure the comparability of results between periods. Because changes in foreign currency exchange rates have a non-operating impact on revenue, the Company believes that evaluating growth in revenue on a constant currency basis provides an additional and meaningful assessment of revenue to both management and the company’s investors.

Adjusted EBITDA provides an indication of performance excluding certain items. Management believes that in order to properly understand short-term and long-term financial trends, investors may wish to consider the impact of these excluded items in addition to GAAP measures. The excluded items vary in frequency and/or impact on our continuing operations and management believes that the excluded items are typically not reflective of our ongoing core business operations. Further, management uses adjusted EBITDA for its strategic planning. A reconciliation of adjusted EBITDA reported in this release to the most comparable GAAP measure for the respective periods can be found in a  table later in this release.

The non-GAAP financial measures used by AtriCure may not be the same or calculated the same as those used by other companies. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for AtriCure’s financial results prepared and reported in accordance with GAAP.

CONTACTS:

Andy Wade

AtriCure, Inc.

Senior Vice President and Chief Financial Officer

(513) 755-4564

awade@atricure.com

Lynn Pieper Lewis

Gilmartin Group

Investor Relations

(415) 937-5402

lynn@gilmartinir.com

ATRICURE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Domestic Revenue:
Open-heart ablation	$16,790	$14,721	$32,495	$28,689
Minimally invasive ablation	8,725	7,990	17,007	14,715
AtriClip	9,463	7,348	18,165	14,196
Total ablation and AtriClip	34,978	30,059	67,667	57,600
Valve tools	556	813	1,135	1,544
Total domestic	35,534	30,872	68,802	59,144
International Revenue:
Open-heart ablation	5,674	5,438	10,264	9,910
Minimally invasive ablation	2,135	2,186	4,093	4,350
AtriClip	1,777	1,024	3,172	1,889
Total ablation and AtriClip	9,586	8,648	17,529	16,149
Valve tools	111	152	173	319
Total international	9,697	8,800	17,702	16,468
Total revenue	45,231	39,672	86,504	75,612
Cost of revenue	12,677	10,854	23,942	20,880
Gross profit	32,554	28,818	62,562	54,732
Operating expenses:
Research and development expenses	8,907	9,124	18,457	17,687
Selling, general and administrative expenses	30,002	27,432	60,102	54,202
Total operating expenses	38,909	36,556	78,559	71,889
Loss from operations	(6,355)	(7,738)	(15,997)	(17,157)
Other expense, net	(511)	(451)	(1,029)	(751)
Loss before income tax expense	(6,866)	(8,189)	(17,026)	(17,908)
Income tax expense	17	17	40	22
Net loss	$(6,883)	$(8,206)	$(17,066)	$(17,930)
Basic and diluted net loss per share	$(0.21)	$(0.26)	$(0.53)	$(0.57)
Weighted average shares used in computing net loss per share:
Basic and diluted	32,288	31,575	32,154	31,466

ATRICURE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands)
(Unaudited)

	June 30,	December 31,
	2017	2016
Assets
Current assets:
Cash, cash equivalents, and short-term investments	$34,978	$44,009
Accounts receivable, net	23,110	21,094
Inventories	19,943	17,660
Other current assets	3,080	2,954
Total current assets	81,111	85,717
Property and equipment, net	29,959	29,995
Long-term investments	—	3,000
Goodwill and intangible assets, net	156,704	157,388
Other noncurrent assets	736	321
Total assets	$268,510	$276,421
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$26,404	$27,140
Other current liabilities and current maturities of capital leases and long-term debt	5,291	1,688
Total current liabilities	31,695	28,828
Capital leases	13,048	13,319
Long-term debt	20,421	23,886
Other noncurrent liabilities	41,845	41,946
Total liabilities	107,009	107,979
Stockholders' equity:
Common stock	34	33
Additional paid-in capital	377,554	367,851
Accumulated other comprehensive loss	(47)	(468)
Accumulated deficit	(216,040)	(198,974)
Total stockholders' equity	161,501	168,442
Total liabilities and stockholders' equity	$268,510	$276,421

ATRICURE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)
(Unaudited)

	Six Months Ended June 30,
	2017	2016
Cash flows from operating activities:
Net loss	$(17,066)	$(17,930)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation expense	7,325	5,869
Depreciation and amortization of intangible assets	4,590	4,500
Amortization of deferred financing costs	132	86
Loss on disposal of property and equipment	88	117
Realized gain from foreign exchange on intercompany transactions	(10)	(15)
Amortization/accretion on investments	59	74
Change in allowance for doubtful accounts	(134)	(49)
Changes in operating assets and liabilities
Accounts receivable	(1,673)	(1,897)
Inventories	(2,094)	(1,595)
Other current assets	(26)	(236)
Accounts payable and accrued liabilities	(1,326)	(5,542)
Other noncurrent assets and liabilities	(468)	(338)
Net cash used in operating activities	(10,603)	(16,956)
Cash flows from investing activities:
Purchases of available-for-sale securities	(7,567)	(21,940)
Maturities of available-for-sale securities	16,350	12,404
Purchases of property and equipment	(3,488)	(4,341)
Net cash provided by (used in) investing activities	5,295	(13,877)
Cash flows from financing activities:
Proceeds from debt borrowings	—	25,000
Payments on capital leases	(241)	(218)
Payment of debt fees	(50)	(120)
Proceeds from stock option exercises	3,074	2,301
Shares repurchased for payment of taxes on stock awards	(1,901)	(1,033)
Proceeds from issuance of common stock under employee stock purchase plan	1,205	987
Net cash provided by financing activities	2,087	26,917
Effect of exchange rate changes on cash and cash equivalents	26	69
Net decrease in cash and cash equivalents	(3,195)	(3,847)
Cash and cash equivalents - beginning of period	24,208	23,764
Cash and cash equivalents - end of period	$21,013	$19,917

Supplemental cash flow information:
Cash paid for interest	$985	$577
Cash paid for income taxes	—	—
Non-cash investing and financing activities:
Accrued purchases of property and equipment	703	306
Assets acquired through capital lease	—	43
Capital lease asset early termination	—	9

ATRICURE, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP RESULTS TO NON-GAAP RESULTS
(In Thousands)
(Unaudited)

Reconciliation of Non-GAAP Adjusted Loss (Adjusted EBITDA)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net loss, as reported	$(6,883)	$(8,206)	$(17,066)	$(17,930)
Income tax expense	17	17	40	22
Other expense, net (a)	511	451	1,029	751
Depreciation and amortization expense	2,286	2,289	4,590	4,500
Share-based compensation expense	3,697	3,027	7,325	5,869
Non-GAAP adjusted loss (adjusted EBITDA)	$(372)	$(2,422)	$(4,082)	$(6,788)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
(a) Other includes:
Net interest expense	$516	$417	$1,016	$637
(Gain) loss due to exchange rate fluctuation	(5)	34	13	114
Other expense, net	$511	$451	$1,029	$751

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